Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mellon Financial Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 regarding Mellon Financial Corporation’s Elective Deferred Compensation Plan (Post 12/31/04), Elective Deferred Compensation Plan for Senior Officers (Post 12/31/04) and Elective Deferred Compensation Plan for Directors (Post 12/31/04), of our reports dated February 23, 2006 with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Mellon Financial Corporation and subsidiaries, which reports appear in the December 31, 2005 Annual Report on Form 10-K of Mellon Financial Corporation.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

October 31, 2006